                                                                    EXHIBIT 99.2

HUNTLEY POWER LLC
FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

HUNTLEY POWER LLC
INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE(S)
Report of Independent Accountants                                                                             1

Financial Statements:

   Balance Sheet at December 31, 2001 and 2000                                                                2

   Statement of Operations for the years ended December 31, 2001 and 2000 and for the period from
   June 11, 1999 (inception) to December 31, 1999                                                             3

   Statement of Cash Flows for the years ended December 31, 2001 and 2000 and for the period
   from June 11, 1999 (inception) to December 31, 1999                                                        4

   Statement of Member's Equity for the years ended December 31, 2001 and 2000 and for the
   period from June 11, 1999 (inception) to December 31, 1999                                                 5

Notes to Financial Statements                                                                               6-12

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Management Committee of
Huntley Power LLC:

In our opinion, the accompanying balance sheet and the related statement of operations, of member's equity and of cash flows present fairly, in all material respects, the financial position of Huntley Power LLC at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and the period from June 11, 1999 (inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
February 21, 2002

HUNTLEY POWER LLC
BALANCE SHEET
AT DECEMBER 31, 2001 AND 2000
(Thousands of dollars)

                                ASSETS                                   2001        2000
Current assets:
    Cash and cash equivalents                                          $     --    $      1
    Accounts receivable, net of allowance for doubtful accounts
        of $0 and $1,081                                                  7,768      17,125
    Accounts receivable, affiliates                                          --      21,777
    Inventory                                                            28,595      12,546
    Prepaid expenses                                                      9,688       5,344
                                                                       --------    --------
      Total current assets                                               46,051      56,793
Property, plant and equipment, net of accumulated depreciation of
      $13,700 and $8,229                                                155,213     153,873
Deferred financing costs, net of accumulated amortization of
      $89 and $40                                                         1,107       1,132
                                                                       --------    --------
      Total assets                                                     $202,371    $211,798
                                                                       ========    ========
                         LIABILITIES AND MEMBER'S EQUITY
Liabilities:
    Current liabilities:
      Accounts payable                                                 $     --    $  1,302
      Current portion of long-term debt (intercompany note payable)      12,618      10,618
      Checks in excess of cash                                              196         611
      Accrued interest                                                      246         298
      Accrued fuel and purchased power expense                            3,626       5,171
      Other current liabilities                                           5,052       9,132
                                                                       --------    --------
      Total current liabilities                                          21,738      27,132
    Long-term debt (intercompany note payable)                           59,204      71,798
                                                                       --------    --------
      Total liabilities                                                  80,942      98,930
Member's equity                                                         121,429     112,868
                                                                       --------    --------
      Total liabilities and member's equity                            $202,371    $211,798
                                                                       ========    ========

    The accompanying notes are an integral part of the financial statements.

HUNTLEY POWER LLC
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM JUNE 11, 1999 (INCEPTION) TO DECEMBER 31,1999
(Thousands of dollars)

                                         2001         2000        1999
Revenues                               $149,274    $ 149,862     $66,189
Operating costs                          85,759       98,979      50,795
                                       --------    ---------     -------
      Operating margin                   63,515       50,883      15,394
Depreciation                              5,471        5,366       2,869
General and administrative expenses       1,607        3,747       2,413
                                       --------    ---------     -------
      Income from operations             56,437       41,770      10,112
Other income, net                           148          158          --
Interest expense                          6,922        8,164       4,424
                                       --------    ---------     -------
Net income                             $ 49,663    $  33,764     $ 5,688
                                       ========    =========     =======

    The accompanying notes are an integral part of the financial statements.

HUNTLEY POWER LLC
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM JUNE 11, 1999 (INCEPTION) TO DECEMBER 31, 1999
(Thousands of dollars)

                                                                     2001          2000          1999
Cash flows from operating activities:
Net income                                                         $ 49,663     $  33,764     $   5,688
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                    5,471         5,366         2,869
      Amortization of deferred financing costs                           49           514           548
      Changes in assets and liabilities:
        Accounts receivable, net                                      9,357         3,381       (19,281)
        Account receivable affiliates                                21,777       (21,777)           --
        Inventories                                                 (16,049)        6,061        (3,695)
        Prepaid expenses                                             (4,344)         (141)       (5,203)
        Accounts payable                                             (1,302)        1,127           175
        Accounts payable - affiliates                                    --       (25,733)       22,658
        Accrued fuel and purchased power expense                     (1,545)         (305)        5,476
        Accrued taxes                                                    --            --           494
        Accrued interest                                                (52)          298            --
        Other current liabilities                                    (4,080)        6,586         2,052
        Other assets and liabilities                                     --           (42)           --
                                                                   --------     ---------     ---------
      Net cash provided by operating activities                      58,945         9,099        11,781
                                                                   --------     ---------     ---------
Cash flows from investing activities:
    Business acquisition, net of liabilities assumed                     --            --      (161,715)
    Capital expenditures                                             (6,811)       (2,655)      (10,800)
                                                                   --------     ---------     ---------
      Net cash used in investing activities                          (6,811)       (2,655)     (172,515)
                                                                   --------     ---------     ---------
Cash flows from financing activities:
    Principal payments on long-term debt                            (10,594)     (103,011)           --
    Proceeds from borrowings                                             --        88,300        97,127
    Deferred financing costs                                            (24)       (1,172)         (980)
    (Distributions to)/contributions from member                    (41,102)        8,828        64,588
    Checks in excess of cash                                           (415)          611            --
                                                                   --------     ---------     ---------
      Net cash (used in) provided by financing activities           (52,135)       (6,444)      160,735
                                                                   --------     ---------     ---------
Net increase in cash and cash equivalents                                (1)           --             1
Cash and cash equivalents at beginning of year                            1             1            --
                                                                   --------     ---------     ---------
Cash and cash equivalents at end of year                           $     --     $       1     $       1
                                                                   ========     =========     =========
Supplemental disclosures of cash flow information:
    Interest paid (net of amount capitalized)                      $  6,894     $   6,838     $   3,930
                                                                   ========     =========     =========

    The accompanying notes are an integral part of the financial statements.

HUNTLEY POWER LLC
STATEMENT OF MEMBER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM JUNE 11, 1999 (INCEPTION) TO DECEMBER 31, 1999
(Thousands of dollars)

                                                               Total
                                                               Member's
                                                               Equity
Balance, June 11, 1999                                         $         --
                                                               ============
Net income                                                            5,688
Contributions from member                                            64,588
                                                               ------------
Balance, December 31, 1999                                     $     70,276
                                                               ============
Net income                                                           33,764
Contributions from member                                             8,828
                                                               ------------
Balance, December 31, 2000                                     $    112,868
                                                               ============
Net Income                                                           49,663
Member distributions, net                                           (41,102)
                                                               ------------
Balance, December 31, 2001                                     $    121,429
                                                               ============

    The accompanying notes are an integral part of the financial statements.

HUNTLEY POWER LLC
NOTES TO FINANCIAL STATEMENTS

Huntley Power LLC ("the Company"), a wholly-owned subsidiary of NRG Northeast Generating LLC ("Northeast Gen"), owns and operates the approximately 760 Megawatt ("MW"), six unit, coal-fired base-load electric generating facility located near Buffalo, New York.

Northeast Gen, a wholly-owned indirect subsidiary of NRG Energy, Inc. ("NRG"), owns electric power generation plants in the northeastern region of the United States. Northeast Gen was formed for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates the electric generating facilities owned by Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Harbor Power LLC, Oswego Harbor Power LLC and Somerset Power LLC.

At December 31, 1999, Northeast Gen held a 99% interest in Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Dunkirk Power LLC, Huntley Power LLC, Oswego Harbor Power LLC and Somerset Power LLC. Northeast Generating Holding LLC and NRG Eastern LLC each held a minority interest of 0.5% in Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Dunkirk Power LLC, Huntley Power LLC, Oswego Harbor Power LLC and Somerset Power LLC. Northeast Generating Holding LLC and NRG Eastern LLC are wholly-owned subsidiaries of NRG Energy, Inc.

NRG Connecticut Generating LLC, a wholly owned subsidiary of NRG, owned 100% of Connecticut Jet Power LLC, Devon Power LLC, Middletown Power LLC, Montville Power LLC and Norwalk Harbor Power LLC.

Effective January 1, 2000, the minority ownership interests held by Northeast Generating Holding LLC and NRG Eastern LLC as well as the ownership interests held by NRG Connecticut Generating LLC were transferred to Northeast Gen. Since all assets and operations were under common ownership and control since April 27, 1999 (inception of Northeast Gen), the Northeast Gen financial statements have been presented on a combined basis without minority interest.

Additional information regarding Northeast Gen and the Company can be found in NRG's Form 10-K for the twelve months ended December 31, 2001.

1.    BUSINESS DEVELOPMENTS

      In June 1999, the Huntley and Dunkirk facilities were acquired from Niagara Mohawk Power Corporation ("NiMo") for approximately $355 million. The acquisition was accounted for as the purchase of assets. The two coal-fired facilities are located near Buffalo, New York, and have a combined capacity of 1,360 MW. The Huntley facilities were acquired for approximately $161.7 million and have a capacity of 760 MW.

HUNTLEY POWER LLC
NOTES TO FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      USE OF ESTIMATES IN FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and actuarially determined benefit costs, among others. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

      CASH AND CASH EQUIVALENTS

      The Company considers cash and cash equivalents to include cash and short-term investments with original maturities of three months or less.

      INVENTORY

      Inventory consists of spare parts, coal and fuel oil and is stated at the lower of weighted average cost or market.

      At December 31, 2001 and 2000, inventory, which is stated at the lower of weighted average cost or market, consisted of:

      (In thousands)     2001      2000

      Fuel oil          $    29    $    99
      Spare parts        10,822     11,643
      Coal               17,744        785
      Other                  --         19
                        -------    -------
            Total       $28,595    $12,546
                        =======    =======

HUNTLEY POWER LLC
NOTES TO FINANCIAL STATEMENTS

      PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

      Facilities, machinery and equipment                        25 to 30 years
      Office furnishings and equipment                           3 to 10 years

      At December 31, 2001 and 2000, property, plant and equipment consisted of the following:

      (In thousands)                            2001          2000
      Land                                   $   3,770     $   3,767
      Facilities, machinery and equipment      161,854       158,170
      Construction in progress                   3,110            --
      Office furnishings and equipment             179           165
      Accumulated depreciation                 (13,700)       (8,229)
                                             ---------     ---------

      Property, plant and equipment, net     $ 155,213     $ 153,873
                                             =========     =========

      DEFERRED FINANCING COSTS

      Deferred financing costs consist of legal and other costs incurred to obtain debt financing. These costs are being amortized over the terms of the related debt.

      REVENUE RECOGNITION

      Revenues from the sale of electricity are recorded based upon the output delivered and capacity provided at rates as specified under contract terms or prevailing market rates. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred.

      POWER MARKETING ACTIVITIES

      The Company has entered into a contract with a marketing affiliate for the sale of energy, capacity and ancillary services produced, which enables the affiliate to engage in forward sales and hedging transactions to manage the Company's electricity price exposure. Net gains or losses on hedges by the marketing affiliate, which are physically settled, are recognized in the same manner as the hedged item. The Company receives the net transaction price on all contracts that are physically settled by its marketing affiliate.

      INCOME TAXES

      The Company has been organized as a Limited Liability Company (LLC). Therefore, federal and state income taxes are assessed at the member level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements.

      At December 31, 2001 and 2000, the accompanying financial statements report a balance of $155.2 million and $153.9 million, respectively, for net property, plant and equipment. The tax basis of this property is estimated to be $143.3 million and $144.0 million, respectively. The primary difference is due to accelerated tax depreciation.

HUNTLEY POWER LLC
NOTES TO FINANCIAL STATEMENTS

      NEW ACCOUNTING PRONOUNCEMENTS

            In June 2001, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of (SFAS No. 121). Goodwill will no longer be amortized to comply with the provisions of SFAS No. 142. Instead, goodwill and intangible assets that will not be amortized should be tested for impairment annually and on an interim basis if an event occurs or a circumstance changes between annual tests that may reduce the fair value of a reporting unit below its carrying value. An impairment test is required to be performed within six months of the date of adoption, and the first annual impairment test must be performed in the year the statement is initially adopted.

            Huntley Power LLC as required is adopting SFAS No. 142 on January 1, 2002. All intangible assets and goodwill acquired in the future will be accounted for under the new standard. Huntley Power does not expect to recognize any asset impairments as a result of adopting SFAS No. 142 in the first quarter of 2002.

            In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Huntley Power has not completed its analysis of SFAS No. 143.

            In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 retains and expands upon the fundamental provisions of existing guidance related to the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Generally, the provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Huntley Power does not expect to recognize any asset impairments as a result of adopting SFAS No. 144 in the first quarter of 2002.

3.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

      On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value.

HUNTLEY POWER LLC
NOTES TO FINANCIAL STATEMENTS

      SFAS No. 133 applies to Northeast Gen's energy and energy related commodities financial instruments, long-term power sales contracts and long-term gas purchase contracts used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investment in fuel inventories. The Company does not enter into long-term power sales contracts, long-term gas purchase contracts, or other derivative instruments. These activities are conducted by an affiliate of Northeast Gen and are not allocated to the Company.

4.    LONG-TERM DEBT

      On February 22, 2000, Northeast Gen issued $750 million of senior secured bonds to refinance short-term project borrowings and for certain other purposes. The bond offering included three tranches: $320 million with an interest rate of 8.065% due in 2004; $130 million with an interest rate of 8.842% due in 2015; and $300 million with an interest rate of 9.292% due in 2024. Each of the subsidiaries of Northeast Gen, of which the Company is one, jointly and severally guarantee the bonds. The bonds are secured by a security interest in Northeast Gen's membership or other ownership interest in its subsidiaries that guarantee the bonds; Northeast Gen's rights under all intercompany notes between it and its subsidiaries; the power sales and agency agreements, the operations and maintenance agreements, the corporate services agreements, the transition power sales contracts entered into by Northeast Gen and its subsidiaries and the funds administration agreement; the debt service reserve account; and the revenues from certain power sales contracts entered into by NRG Power Marketing associated with existing or future facilities owned by Northeast Gen or its subsidiaries. At December 31, 2001 and 2000, the Company's outstanding balances under this debt agreement was $71.8 million and $82.4 million, respectively. A portion of the interest expense related to these bonds is recognized as part of the Company's results of operations.

HUNTLEY POWER LLC
NOTES TO FINANCIAL STATEMENTS

5.    RELATED PARTY TRANSACTIONS

      On June 11, 1999, Company entered into a power sales and agency agreement with NRG Power Marketing Inc., a wholly-owned subsidiary of NRG. The agreement is effective until December 31, 2030. Under the agreement, NRG Power Marketing Inc. will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to or by the Company,
      (ii) procure and provide to the Company all fuel required to operate its respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by the Company. In addition, NRG Power Marketing Inc. will have the exclusive right and obligation to effect the direction of the power output from the facilities.

      Under the agreement, NRG Power Marketing Inc. pays to the Company gross receipts generated through sales, less costs incurred by NRG Power Marketing Inc. relative to its providing services (e.g. transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurs no fees related to these power sales and agency agreements with NRG Power Marketing.

      The Company has no employees and has entered into an operation and maintenance agreement with a subsidiary of NRG Operating Services, Inc., a wholly-owned subsidiary of NRG ("NRG Operating Services"). The agreement is effective for five years, with options to extend beyond five years. Under the agreement, the NRG Operating Services company operator operates and maintains its respective facility, including (i) coordinating fuel delivery, unloading and inventory, (ii) managing facility spare parts,
      (iii) meeting external performance standards for transmission of electricity, (iv) providing operating and maintenance consulting and (v) cooperating with and assisting the Company in performing the Company's obligations under agreements related to its facilities.

      Under the agreement, the operator charges an annual fee, and in addition will be reimbursed for usual and customary costs related to providing the services including plant labor and other operating costs. A demobilization payment will be made if the subsidiary elects not to renew the agreement. There are also incentive fees and penalties based on performance under the approved operating budget, the heat rate and safety.

      During 2001, 2000 and 1999, the Company incurred annual operating and maintenance costs billed from NRG Operating Services Inc. totaling $0.4 million. In addition, the Company incurred $23.2 million, $28.6 million and $10.2 million, respectively, for usual and customary costs related to providing the services including plant labor and other operating costs.

      On June 11, 1999, the Company entered into an agreement with NRG for corporate support and services. The agreement is perpetual in term, unless terminated in writing. Under the agreement, NRG will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreement, NRG is paid for personnel time as well as out-of-pocket costs.

      During 2001, 2000 and 1999, the Company paid NRG approximately $0.4 million, $0.5 million, and $0.3 million, respectively, for corporate support and services.

HUNTLEY POWER LLC
NOTES TO FINANCIAL STATEMENTS

6.    SALES TO SIGNIFICANT CUSTOMERS

      During 2001, sales to two customers accounted for 48.3% and 43.9% of the Company's revenues. During 2000, sales to two customers accounted for 36.7% and 57.5% of the Company's revenues. During 1999, sales to one customer accounted for 67.1% of the Company's revenues. During 1999, the Company entered into a transition agreement with the previous owner of the Company's recently acquired electric generating facilities for the sale of energy, capacity and other ancillary services. This transition agreement accounted for a majority of the Company's revenues during 1999 (Note 7).

7.    COMMITMENTS AND CONTINGENCIES

      ENVIRONMENTAL

      The total forecasted capital expenditures during the first 5 years of the ConEd, NiMo, Somerset and CL&P assets acquired by NRG Energy were in the range of $60 million dollars. Currently, the Company is estimating that costs approximating $7.5 million will be required to close out the remaining issues associated with remedial investigations/clean-ups at Somerset, Arthur Kill, Astoria, Middletown, Norwalk Harbor, Devon, and Montville.

      CONTRACTUAL COMMITMENTS

      During 1999, NRG Energy acquired the Huntley and Dunkirk generating facilities from Niagara Mohawk Power Corporation ("NiMo"). In connection with this acquisition, NRG Energy entered into a four-year agreement with NiMo that requires NRG Energy to provide to NiMo pursuant to a predetermined schedule fixed quantities of energy and capacity at a fixed price.

      LEGAL PROCEEDINGS

      NEW YORK CLEAN AIR ACT ENFORCEMENT ACTION

      In January 2002 the New York Attorney General and the New York Department of Environmental Control (NYDEC) filed suit in the western district of New York against NRG Energy and NiMo, the prior owner of the Huntley and Dunkirk facilities in New York. The lawsuit relates to physical changes made at those facilities prior to NRG Energy's assumption of ownership. The complaint alleges that these changes represent major modifications undertaken without the required permits having been obtained. Although NRG Energy has a right to indemnification by the previous owner for fines, penalties, assessments and related losses resulting from the previous owner's failure to comply with environmental laws and regulations, NRG Energy could be enjoined from operating the facilities if the facilities are found not to comply with applicable permit requirements.

      NRG Energy expects to respond to the State of New York's complaint on or about March 31, 2002 and intends to vigorously defend against the imposition of any liability for the alleged conduct.

      NIAGARA MOHAWK INDEMNITY LITIGATION

      In July 2001, NiMo filed a declaratory judgment action in the Supreme Court for the State of New York, County of Onondaga, against NRG Energy and its wholly-owned subsidiaries, Huntley Power LLC and Dunkirk Power LLC. NiMo requests a declaration by the Court that, pursuant to the terms of the Assets Sales Agreement under which NRG Energy purchased the Huntley and Dunkirk generating facilities from Niagara Mohawk (the ASA), defendants have assumed liability for any costs for the installation of emissions controls or other modifications to or related to the Huntley or Dunkirk plants imposed as a result of violations or alleged violations of environmental law. NiMo also requests a declaration by the Court that, pursuant to the ASA, defendants have assumed all liabilities, including liabilities for natural resource damages, arising from emissions or releases of pollutants from the Huntley and Dunkirk plants, without regard to whether such emissions or releases occurred before, on or after the closing date for the purchase of the Huntley and Dunkirk plants. NRG Energy has counterclaimed against Niagara Mohawk, and the parties have exchanged discovery requests.

      STATION USE POWER

      On September 21, 2000, Dunkirk Power LLC (Dunkirk), Huntley Power LLC (Huntley) and Oswego Harbor Power LLC (Oswego) filed an action before the FERC seeking its declaration that they are entitled to pay NiMo wholesale prices for the power consumed at their respective generating facilities, rather than paying for such station power at retail rates, as NiMo alleges is required. On September 28, 2000, NiMo filed separate actions against Dunkirk, Huntley and Oswego in the State Supreme Court of New York, seeking payment of approximately $8.0 million, which NiMo asserted is due under such retail tariff. NiMo asserts that the amount now owed it exceeds $20 million. The Company currently expects that discovery will be completed in the second quarter of 2002. The FERC rendered a decision on March 14, 2001, determining that certain types of station use power are not subject to retail tariffs and granting some relief sought by Dunkirk, Huntley and Oswego. Legal counsel is evaluating the impact of the ruling on the merits of the NiMo litigation. The parties in the state court actions have exchanged written discovery and are engaged in depositions.

      NYDEC OPACITY NOTICE OF VIOLATION

      NRG Energy became part of an opacity consent order as a result of acquiring NiMo assets. At the time of financial close, the consent order was being negotiated between NiMo and the NYDEC; it required NiMo to pay a stipulated penalty for each opacity event. On January 14, 2002, the NYDEC issued NRG Energy Notice of Violations (NOV) for opacity events which had occurred since the time the NRG Energy assumed ownership of the Huntley, Dunkirk and Oswego Generating Stations. The NOVs alleged that a total of 7,231 events had occurred where the average opacity during a six-minute block of time had exceeded 20%. The NYDEC set the penalty associated with the NOVs at $900,000.


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